UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 12, 2011 (Date of earliest event reported: July 11, 2011)
Stillwater Mining Company (Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	001-13053 (Commission File Number)	81-0480654 (IRS Employer Identification Number)

1321 Discovery Drive, Billings, Montana (Address of principal executive offices)		59102 (Zip Code)
(406) 373-8700 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry in to a Material Definitive Agreement

Arrangement Agreement

On July 11, 2011, Stillwater Mining Company ("Stillwater") announced that it has entered into an arrangement agreement (the "Arrangement Agreement") with Peregrine Metals Ltd. ("Peregrine"), where by Stillwater will acquire all of the outstanding shares of Peregrine (the "Acquisition"). Under the terms of the Arrangement Agreement, Stillwater will exchange 0.08136 shares of Stillwater common stock and US$1.35 in cash for each common share of Peregrine. Based on the closing share price of Stillwater common stock as of July 8, 2011, which was US$23.72, the Arrangement Agreement places a value on Peregrine common shares of US$3.28 (CDN$3.16) per share. This represents a total purchase price of US$487.1 million, and assumes the exercise of all outstanding Peregrine options and warrants resulting in a CDN$34.4 million (US$35.7 million) contribution to treasury, and implying a net equity value of US$451.4 million. Upon completion of the transaction, Stillwater and Peregrine shareholders will own approximately 89.5% and 10.5%, respectively, of the combined company on a fully diluted basis.  The Arrangement Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1.

Support Agreements

In connection with the execution of Arrangement Agreement, each of the directors and officers of Peregrine entered into a Support Agreement with Stillwater, pursuant to which each director and officer agreed, among other things, support the Acquisition and take no actions which would reduce the success of, or delay or interfere with the completion of, the Acquisition and the other transactions contemplated by the Arrangement Agreement.

Commitment Letter

On July 11, 2011, Stillwater also entered into a Commitment Letter (the "Commitment Letter") with Deutsche Bank AG Cayman Islands Branch ("DBCI") and Deutsche Bank Securities, Inc. ("DBSI") pursuant to which DBCI, on the terms and subject to the conditions set forth in the Commitment Letter, committed to extend to Stillwater a bridge facility consisting of a senior secured first lien bridge loans in an aggregate principal amount of up to $200.0 million (the "Bridge Loan").  Pursuant to the Commitment Letter, the proceeds of the Bridge Loan, if drawn upon, together with the proceeds of any senior notes, convertible notes and common stock issued on or prior to closing date and cash and hand, will be used to finance the acquisition of Peregrine and to pay all fees and expenses incurred in connection therewith. The full amount of the Bridge Facility must be drawn in a single drawing on the closing date and amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed. Each direct and indirect wholly-owned domestic subsidiary of Stillwater is required to provide an unconditional guaranty of all amounts owing under the Bridge Loan on a senior basis. The Bridge Loan shall bear interest, reset monthly, at the rate of three-month LIBOR (or, if greater, 1.50%) plus 7.00% per annum, subject to increases of .50% each 90 days after funding, subject to a cap. Interest on the Bridge Loan will be payable in cash, quarterly in arrears. The Bridge Loan shall contain affirmative and negative covenants, representations and warranties and events of default that are usual and customary for facilities of this type.

Any outstanding amount under the Bridge Loan will be required to be repaid in full on the earlier of (a) one year following the funding date of the Bridge Loan (the "Bridge Loan Maturity Date") and (b) the closing date of any permanent financing in an amount adequate to fully repay any outstanding  Bridge Loan; provided, however, that if Stillwater has failed to raise permanent financing in an amount adequate to fully repay the outstanding Bridge Loan before the Bridge Loan Maturity Date, the Bridge Loan will be converted, subject to the conditions outlined in the Commitment Letter, to a senior secured first lien term loan facility with a maturity of four years from the date of conversion.  At any time on or after the date of conversion, at the option of the applicable lender, the senior term loans may be exchanged in whole or in part for senior secured first lien exchange notes having an equal principal amount.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 11, 2011, the Company entered into the Arrangement Agreement. The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the Arrangement Agreement with Peregrine is incorporated by reference in response to this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities

On July 11, 2011, the Company entered into the Arrangement Agreement, which provides for the will exchange 0.08136 shares of Stillwater common stock and US$1.35 in cash for each common share of Peregrine as described under Item 1.01 of this Current Report on Form 8-K. To the extent required by Item 3.02 of Form 8-K, the information contained or incorporated in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1      Arrangement Agreement, dated as of July 11, 2011 between Stillwater Mining Company and Peregrine Metals Ltd.
.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

Dated: July 12, 2011	STILLWATER MINING COMPANY By: /s/ Brent R. Wadman Brent R. Wadman Corporate Secretary

Exhibit Index
Exhibit No.	Description
99.1	Arrangement Agreement between Stillwater Mining Company and Peregrine Metals Ltd.